EXHIBIT 7C

For period ending 11/30/2009 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.


Series
Number     Series Name                                                Is this the last filing for this Series?
                                                                                       (Y/N)
105        Wells Fargo Advantage Strategic Income Fund                                   N
108        Wells Fargo Advantage Government Securities Fund                              N
109        Wells Fargo Advantage High Income Fund                                        N
110        Wells Fargo Advantage Short-Term Bond Fund                                    N
111        Wells Fargo Advantage Short-Term High Yield Bond Fund                         N
112        Wells Fargo Advantage Ultra Short-Term Income Fund                            N